FCA US LLC Reports Preliminary First-Quarter 2015 Financial Results

•	Net revenue for the first quarter was $20.9 billion, up 10 percent from a year ago

•	Modified operating profit(b) for the quarter grew 16 percent to $682 million, from $586 million a year earlier

•
Net income for the first quarter of 2015 was $2.6 billion, including $2.3 billion of favorable effects from infrequent items, compared with a net loss of $690 million for the first quarter of 2014, which included $1.2 billion of unfavorable effects from infrequent items

•	Adjusted net income(a) for the first quarter was $312 million compared with $486 million a year ago

•	Cash(d) at March 31, 2015, was $13.8 billion; free cash flow(e) for the quarter was $845 million compared with $919 million a year ago

•	Net industrial cash(f) at the end of the quarter was $1.2 billion, compared with net industrial cash of $1.8 billion at Dec. 31, 2014

•	Worldwide vehicle shipments were 718,000 for the quarter, up 8 percent from 668,000 a year ago

•	Worldwide vehicle sales for the quarter were 661,000, up 6 percent from 621,000 a year ago

•	U.S. market share was 12.5 percent for the quarter, flat with a year ago; market share in Canada was 16.4 percent for the quarter, down from 16.6 percent a year ago
Net revenue for the first quarter was $20.9 billion, up 10 percent from $19.0 billion a year ago. The increase was primarily driven by higher shipments, in particular from the Jeep Cherokee and all-new Chrysler 200 and Jeep Renegade.
Modified operating profit was $682 million in the first quarter, or 3.3 percent of net revenue, up 16 percent from $586 million in the prior year, or 3.1 percent of net revenue. The increase was mainly the result of higher shipment volumes, improved net pricing, purchasing efficiencies and the non-repeat positive impact from the devaluation of the Venezuela Bolivar, partially offset by higher industrial and advertising costs. Recall campaign costs negatively impacted margins by approximately 1 percent in the first quarter of 2015 and approximately 0.5 percent in the first quarter of 2014.
Modified EBITDA(c) was $1.4 billion for the quarter, or 6.7 percent of net revenue, up 10 percent from $1.3 billion a year earlier, or 6.8 percent of net revenue.
Net income for the first quarter of 2015 was $2.6 billion, including a $2.3 billion deferred tax benefit related to a change in the tax status of the Company. This compares to a net loss of $690 million for the first quarter of 2014, which included a $504 million loss on the extinguishment of debt related to the prepayment of a note held by the UAW Retiree Medical Benefits Trust (VEBA Trust Note) and a $672 million charge for commitments associated with the January 2014 memorandum of understanding signed with the UAW.
Excluding the infrequent items, adjusted net income for the first quarter was $312 million compared with $486 million a year ago.

FCA US LLC Summary ($Mils)	Q1 2015	Q1 2014	Q1 2015 B/(W) Q1 2014
Net Revenue	20,881	18,990	1,891
Modified Operating Profit	682	586	96
Modified EBITDA	1,404	1,282	122
Net Income (Loss)	2,581	(690)	3,271
Add: Tax Status Change	(2,279)	—	(2,279)
Loss on Extinguishment of Debt	10	504	(494)
Charge for MOU with the UAW	—	672	(672)
Adjusted Net Income	312	486	(174)
Cash (end of period)	13,756	12,363	1,393

Note - Refer to the Non-U.S. GAAP Financial Measures section of this document for information regarding non-GAAP financial measures

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Cash at March 31, 2015, was $13.8 billion, compared with $14.5 billion at Dec. 31, 2014. Total available liquidity at March 31, 2015, was $15.1 billion, including $1.3 billion available under an undrawn committed revolving credit facility. The decrease from December reflects a $1.3 billion special distribution paid to its direct parent, FCA N.A., in Feb. 2015, partially offset by free cash flow of $845 million.
Financial liabilities at March 31, 2015, totaled $12.6 billion compared with $12.8 billion at Dec. 31, 2014, and $12.9 billion at March 31, 2014. Net industrial cash was $1.2 billion at the end of the first quarter, compared with net industrial cash of $1.8 billion at Dec. 31, 2014, and net industrial debt of $551 million at March 31, 2014.
Worldwide vehicle shipments were 718,000 for the quarter, including 13,000 contract manufactured vehicles, an increase of 8 percent from a year earlier, when the Company shipped 668,000 vehicles, including 11,000 contract manufactured vehicles.
Worldwide vehicle sales were 661,000 for the first quarter, up 6 percent from 621,000 sold in the first quarter of 2014, driven largely by a 6 percent increase in the Company’s U.S. retail sales, led by the all-new Chrysler 200 and Jeep Cherokee. U.S. fleet sales as a percentage of total U.S. sales was 23 percent in the first quarter, consistent with the prior year.
U.S. market share was 12.5 percent for the quarter, flat with a year ago; market share in Canada was 16.4 percent, compared with 16.6 percent a year ago.
U.S. dealers’ days’ supply of inventory at the end of March 2015 was 73 days, compared with 72 days at the end of Dec. 2014, and 71 days at the end of March 2014.

Subsequent Event
The Company has notified holders of its $2.875 billion secured senior notes due 2019 that it expects to redeem such notes on May 14, 2015, pursuant to their terms.

Additional Information
The Company's preliminary first-quarter 2015 financial results will be presented during an analyst and investor conference call at 3:00 p.m. Eastern Daylight Time on May 7, 2015, on a stand-alone basis prepared in accordance with U.S. GAAP, and will be available at www.fcausllc.com. A recording of the call will be posted on the same website approximately 90 minutes after the conclusion of the call. The Company’s parent, Fiat Chrysler Automobiles N.V. (FCA), presented its preliminary first-quarter 2015 financial results on April 29, 2015. FCA included certain preliminary FCA US financial results prepared in accordance with IFRS in its earnings release on a consolidated basis, which is available in the Investors tab of the FCA website,
http://www.fcagroup.com/en-US/investor_relations/regulatory_filings_press_releases/price_sensitive/Pages/default.aspx
FCA US intends to publish financial statements for the quarter ended March 31, 2015, prepared in accordance with U.S. GAAP, when it files its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Forward-Looking Statements
This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: successful vehicle launches; industry SAAR levels; economic conditions, especially in North America, including unemployment levels and the availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events affecting our supply chain; changes in laws, regulations and government policies; and our dependence on our parent, FCA. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of

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these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect the Company are described in FCA US LLC periodic reports filed with the SEC.
The financial results are presented on a preliminary basis and will be superseded by the financial results included in the FCA US LLC Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, to be filed with the SEC.

Non-U.S. GAAP Financial Measures and Other Items

(a)
Adjusted net income is defined as net income (loss), including income attributable to non-controlling interests, excluding the impact of items that we consider infrequent items. The reconciliation of adjusted net income, modified operating profit (defined below) and modified EBITDA (defined below) for the three months ended March 31, 2015, and 2014, is detailed in Table 1.

(b)
Modified operating profit is computed starting with net income (loss), including income attributable to non-controlling interests, and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense, (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, (vii) exclude non-controlling interest and (viii) add back certain other costs, charges and expenses, which include the impact of infrequent items factored into the calculation of adjusted net income. The reconciliation of adjusted net income, modified operating profit and modified EBITDA (defined below) for the three months ended March 31, 2015, and 2014, is detailed in Table 1.

(c)
Modified EBITDA is computed starting with net income (loss) adjusted to modified operating profit as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of adjusted net income, modified operating profit and modified EBITDA for the three months ended March 31, 2015, and 2014, is detailed in Table 1.

(d)	Cash is defined as cash and cash equivalents.

(e)
Free cash flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities. A reconciliation of free cash flow for the three months ended March 31, 2015, and 2014, is detailed in Table 2.

(f)	Net industrial cash is defined as cash less financial liabilities. A reconciliation of net industrial cash at March 31, 2015, and Dec. 31, 2014, is detailed in Table 3.

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Table 1: Reconciliation of Adjusted Net Income, Modified Operating Profit and Modified EBITDA

FCA US LLC ($Mils)	Q1 2015	Q1 2014	Q1 2015 B/(W) Q1 2014
Net Income (Loss)	2,581	(690)	3,271
Add:
Tax Status Change	(2,279)	—	(2,279)
Loss on Extinguishment of Debt	10	504	(494)
Charge for MOU with the UAW	—	672	(672)
Adjusted Net Income	312	486	(174)
Add (Deduct):
Income Tax Expense	210	(115)	325
Net Interest Expense	180	213	(33)
Other Employee Benefit (Gains) Losses \1	(25)	(8)	(17)
Restructuring Expense, Net & Other	5	10	(5)
Modified Operating Profit	682	586	96
Add:
Depreciation and Amortization Expense \2	722	696	26
Modified EBITDA	1,404	1,282	122

\1 Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\2 Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Free Cash Flow

FCA US LLC ($Mils)	Q1 2015	Q1 2014	Q1 2015 B/(W) Q1 2014
Net Cash Provided By Operating Activities	1,653	1,623	30
Net Cash Used In Investing Activities	(808)	(704)	(104)
Free Cash Flow	845	919	(74)

Table 3: Reconciliation of Net Industrial Cash

FCA US LLC ($Mils)	Mar 31, 2015	Dec 31, 2014
Cash	13,756	14,538
Less: Financial Liabilities	(12,575)	(12,779)
Net Industrial Cash	1,181	1,759

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